Form 4

1.  Hough, William R.
        One Beach Drive S.E.  #1002
        St. Petersburg, FL  33701

2.  Republic Bancshares, Inc. (REPB)

3.  ###-##-####

4.  05/00

5.

6.  Director and 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock

2. 05/10/00
05/15/00


3.  Code P
    Code P

4.     2,000 (amount),   A,  10.625
	   600 (amount),   A,  10.625

5.     --	6.  --	  	7. --
   3,212,351	     D      	   --
      29,600	     I	     by spouse
      40,000	     I	     by Corporation (WRH Mortgage)
       5,600     I     by Corporation (Royal Palm)
      85,798	     I	     by Corporation (William R. Hough & Co.)
     105,400	     I	     by Trust (Hough Family)





Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Convertible Preferred
    Convertible Preferred
    Convertible Preferred
    Common Stock Option
    Convertible Subordinated Debentures Due 2014
    Convertible Subordinated Debentures Due 2014
    Convertible Subordinated Debentures Due 2014
    Convertible Subordinated Debentures Due 2014
    Options
    Options
    Options
    Options
    Options

2.  --
    --
    --
    --
    --
    --
    --
    --
    $10.875
    $10.875
    $10.875
    $10.875
    $10.875

3.  --
    --
    --
    --
    --
    --
    --
    --
    --
    --
    --
    --
    --

4.  Code
--
--
--
--
--
--
--
--
A
A
A
A
A

5.
--
--
--
--
--
--
--
--
--
--
--
--
--

6.  Date Exercisable	Expiration Date
--			--
--			--
--			--
--			--
--			--
--		      --
--			--
--			--
5/16/00		5/16/10
5/16/01		5/16/10
5/16/02		5/16/10
5/16/03		5/16/10
5/16/04		5/16/10

7.  Title			Amount or Number of Shares
      --			--
      --			--
      --			--
      --			--
    	--			--
      --			--
    	--			--
    	--			--
Common Stock			800
Common Stock			800
Common Stock			800
Common Stock			800
Common Stock			800

8.  	--
     	--
     	--
     	--
     	--
     	--
     	--
	--
	--
	--
	--
	--
	--

9.     28,000
       12,000
       20,000
        5,000
      213,333
        2,777.77
        2,777.77
       83,333.33
	--
	--
	--
	--
	--

10.    D
       I
       I
       D
       D
       I
       I
       I
	D
	D
	D
	D
	D

11.   --
      by spouse
      by corporation (WRH Mortgage)
      --
      --
      by corporation (Springhaven)
      by corporation (Royal Palm)
      by spouse
	--
	--
	--
	--
	--



  /s/  William R. Hough      6/6/02